DREYFUS GROWTH AND VALUE FUNDS, INC. -
DREYFUS AGGRESSIVE GROWTH FUND ("the Fund")



Exhibit 1
Sub-Item 77C


MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of Dreyfus Growth and Value Funds, Inc. - Dreyfus Aggressive Growth Fund was held on March 7, 2003. Out of a total of 2,166,169.641 shares ("Shares") entitled to vote at the meeting, a total of 1,179,205.811 were represented at the Meeting, in person or by proxy. The following matters were duly approved of the holders of Dreyfus Growth and Value Funds, Inc.'s outstanding Shares as follows:

     The Shareholders of the Fund hereby approve the proposed Agreement and Plan or Reorganization providing for the transfer of all of the Fund's assets to Dreyfus Premier New Leaders Fund, Inc. in exchange for Class A shares of Dreyfus Premier New Leaders Fund, Inc. and the assumption by Dreyfus Premier New Leaders Fund, Inc. of the Fund's stated liabilities, as set forth in the Proxy Statement attached to the Notice of this Special Meeting of Shareholders.

     Affirmative Votes                       Negative Votes

     1,105,680.246                           39,485.823